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                                                 EXHIBIT 11
                                                (Unaudited)
                 U.S. HOME CORPORATION AND SUBSIDIARIES
 INCOME PER COMMON SHARE FOR THE CONSOLIDATED CONDENSED STATEMENTS OF
                           OPERATIONS
INCOME HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES
              AND COMMON SHARE EQUIVALENTS OUTSTANDING AS FOLLOWS:
                  (Dollars in Thousands, Except Per Share Data)
                                             Three Months Ended March 31,
                                             ____________________________
                                               1995              1994
                                             ___________    ___________
Income per common and common
  equivalent   shares -

Net income                                   $     8,140    $     7,061

Weighted average common shares
  outstanding                                 11,580,628     11,344,295

Effect of assumed exercise of dilutive
  stock options and warrants                        -           499,412
                                             ___________     __________
Total common shares and common equivalent
  shares                                      11,580,628     11,843,707
                                             ===========    ===========

Income per common share and common
  equivalent shares                          $       .70    $       .60
                                             ===========    ===========

Income per common share, assuming full
  dilution -

Net income                                  $     8,140     $     7,061

Add interest applicable to 4.875%
  convertible subordinated debentures,
  net of income tax effect                          481             260
                                            ___________     ___________

Income per common share, assuming full
  dilution                                  $     8,621     $     7,321
                                            ===========     ===========

Total common and common equivalent shares    11,580,628      11,843,707

Assumed conversion of 4.875% convertible
  subordinated debentures at $35.50 per
  share                                       2,253,521       2,253,521
                                             __________     ___________
Common shares, assuming full dilution        13,834,149      14,097,228
                                            ===========     ===========
Income per common share, assuming full
  dilution                                  $       .62     $       .52
                                            ===========     ===========
  Note a - See Note 7 of Notes to Consolidated Condensed
  Financial Statements.